News Release Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, California 93309-0640	Phone (661) 616-3900 E-mail: ir@bry.com Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM COMPANY NAMES JOSEPH H. BRYANT TO BOARD OF DIRECTORS

Bakersfield, CA - October 3, 2005 - Berry Petroleum Company (NYSE:BRY) announced that Joseph H. Bryant has been elected to the Board of Directors, effective October 1, 2005.

Martin H. Young, chairman of the board, said, "We are pleased that Joe Bryant is joining our Board. He brings a wealth of technical and operational knowledge. His advice will be valuable as we grow our Company."

Mr. Robert F. Heinemann, president and chief executive officer of Berry, stated, "Joe's extensive experience in exploration, production and operations further broadens and deepens the expertise of the Board. Joe is joining Berry Petroleum at an exciting time in our history, and his willingness to be part of our team further validates the significant progress Berry has made in its transformation."

Mr. Bryant has more than 28 years of experience in the oil and gas industry having most recently served as the president and chief operating officer of Unocal until September 30, 2005. Prior to his position at Unocal, Mr. Bryant was the president of BP Angola from 2000 to 2004 and prior to that time was president of BP Canada and an Amoco joint venture in China. He has also held numerous leadership positions for Amoco in engineering, financial and operational assignments throughout the continental United States. Mr. Bryant has a Bachelor of Science degree in mechanical engineering from the University of Nebraska.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with headquarters in Bakersfield, California. Visit www.bry.com for more information.

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